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JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 11 - STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

The weighted average number of common and common share equivalents are as follows:

                                                         FOR THE             FOR THE
                                                      THREE MONTHS         THREE MONTHS
                                                          ENDED               ENDED
                                                         APRIL 4,            MARCH 29,
                                                          1998                1997
                                                      ------------         ------------
Weighted average common shares outstanding              10,742,772           10,379,163

Shares issued from assumed exercise of
     incentive stock options (1) (2) (3)                      --                  9,515

Shares issued from assumed exercise of
     nonqualified stock options (1) (2) (3)                   --                 60,952
                                                      ------------         ------------

Weighted average number of shares outstanding,
     as adjusted                                        10,742,772           10,709,712
                                                      ============         ============

Loss from continuing operations                       $   (935,000)        $  1,550,000

Income (Loss) from discontinued operations                    --                (26,000)
                                                      ------------         ------------

Net Income (Loss)                                         (935,000)           1,524,000

Dividends on Preferred Stock                                  --                 41,000
                                                      ------------         ------------

Net Income available to common
     stockholders                                     $   (935,000)        $  1,483,000
                                                      ============         ============
Earnings (Loss) per common share-basic (3):

     Income (Loss) from continuing operations         $       (.09)        $       (.14)

     Discontinued operations                                  --                   --
                                                      ------------         ------------
Earnings per common share-basic                       $       (.09)        $       (.14)
                                                      ============         ============



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(1)      Shares issued from assumed exercise of options included the number of incremental shares which result from applying the "treasury stock method" for options.

(2) For the three months ended April 4, 1998, earnings per common share is not presented on a diluted basis as the effect of common shares from assumed exercise of stock options is antidilutive in periods for which a loss is reported.

(3) For the three months ended March 29, 1997, earnings per common share is not presented on a diluted basis as the difference from earnings per common share-basic is insignificant for the period.

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